Exhibit 99.1

Contacts
Pei Hung, DASAN Zhone Investor Relations	DASAN Zhone Strategic Communications:
Tel: +1 510.777.7386	Matt Glover or Najim Mostamand, CFA
Fax: +1 510.777.7001	Tel: +1 949.574.3860
E: phung@dasanzhone.com	E: dzsi@liolios.com

DASAN Zhone Solutions Reports First Quarter 2018 Financial Results

Oakland, CA - May 10, 2018 - DASAN Zhone Solutions, Inc. (NASDAQ: DZSI or the "Company"), a global leader in fiber access transformation for enterprise and service provider networks, today reported its financial results for the three months ended March 31, 2018.

Net revenues for the March 31, 2018 ended quarter were $59.5 million, which grew 14.2% year-over-year compared to $52.1 million for the first quarter of 2017. Net revenues for the first quarter of 2018 reflected the implementation of the new revenue accounting standard (ASC 606). Excluding the impact from ASC 606, net revenues would have been approximately $60 million, which reflect an increase of 15% year-over-year.

GAAP gross margin for the first quarter 2018 was 36.5% compared to 35.0% for the first quarter of 2017.

GAAP net income attributable to DASAN Zhone Solutions, Inc. in the first quarter 2018 was approximately $0.1 million or $0.01 per fully diluted share compared with net loss of $3.7 million or a loss of $0.23 per fully diluted share for the first quarter of 2017.

Adjusted earnings before stock-based compensation, interest income (expense), net income tax provision (benefit), and depreciation and amortization (“adjusted EBITDA”) was $1.4 million for the first quarter 2018 compared to a loss of $1.4 million for the first quarter of 2017.

"We carried the significant momentum we had in 2017 into the first quarter of 2018, and successfully met our revenue guidance,” said Yung Kim, CEO of DASAN Zhone Solutions, Inc. “We are uniquely positioned to capitalize on the trends in the dynamic service provider market as fiber-based GPON deployments continue to accelerate. We are finding that, especially in emerging markets, broadband access technology is leap-frogging directly to fiber.

This is a market opportunity for us to seize given our scale, fast speed to innovation, and our global footprint selling into customers in over 50 countries.”

“We were able to hit and exceed the profitability targets we set for the quarter from a gross margin, adjusted EBITDA, and net income perspective as we leveraged the platform benefits as a combined company,” said Michael Golomb, CFO of DASAN Zhone Solutions, Inc. “We remain focused on our commitment to scale profitably through the course of 2018.”

Cash, cash equivalents, and restricted cash, at March 31, 2018 were $34.7 million compared to $31.4 million at December 31, 2017.

DASAN Zhone Solutions, Inc. will conduct a conference call and audio webcast to discuss further details of its first quarter 2018 results at approximately 2:00 p.m. PT / 5:00 p.m. ET on Thursday, May 10, 2018. This call is open to the public by dialing +1 (888) 306-9369 for U.S. callers, and +1 (503) 406-4059 for international callers, and then providing passcode 3049916. The audio webcast will be simultaneously available on the Investor Relations section of DASAN Zhone Solution's website at http://www.dasanzhone.com/about/investor-relations/investor-events/.

A replay of the conference call will be available after the original call by dialing +1 (855) 859-2056 for U.S. callers, and +1 (404) 537-3406 for international callers and then entering passcode 3049916. An audio webcast replay will also be available online at http://www.dasanzhone.com/about/investor-relations/investor-events/ for approximately one week following the original call.

Non-GAAP Financial Measures
To supplement DASAN Zhone's consolidated financial statements presented in accordance with GAAP, DASAN Zhone uses adjusted EBITDA, a non-GAAP measure DASAN Zhone believes is appropriate to enhance an overall understanding of DASAN Zhone's past financial performance and prospects for the future. These adjustments to GAAP results are made with the intent of providing greater transparency to supplemental information used by management in its financial and operational decision-making. These non-GAAP results are among the primary indicators that management uses as a basis for making operating decisions because they provide meaningful supplemental information regarding the Company's operational performance, including the Company's ability to provide cash flows to invest in research and development, and to fund capital expenditures. In addition, these non-GAAP financial measures facilitate management's internal comparisons to the Company's historical operating results and comparisons to competitors' operating results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation between net income (loss) and adjusted EBITDA is provided in a table immediately following the Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss) below.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934.  Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements. Readers are cautioned that actual results could differ materially from those expressed in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, commercial acceptance of the Company’s products; intense competition in the communications equipment market; the Company’s ability to execute on its strategy and operating plans; and economic conditions. In addition, please refer to the risk factors contained in the Company’s SEC filings available at www.sec.gov, including without limitation, the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements for any reason.

About DASAN Zhone Solutions
DASAN Zhone Solutions, Inc. (NASDAQ: DZSI) is a global leader in network access solutions for service provider and enterprise networks. The company provides a wide array of reliable, cost-effective networking technologies-including broadband access, Ethernet switching, Passive Optical LAN, and software-defined networks-to a diverse customer base that includes more than 1,000 of the world’s most innovative network operators. DASAN Zhone Solutions is headquartered in Oakland, California, with operations in more than 20 countries worldwide.

DASAN Zhone Solutions, the DASAN Zhone Solutions logo, and DASAN Zhone product names are trademarks of DASAN Zhone Solutions, Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or products names are all subject to change without notice.

DASAN ZHONE SOLUTIONS INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss)
(In thousands, except per share data)

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Net revenue:
Net revenue	$57,906	$64,898	$41,241
Net revenue - related parties	1,598	3,725	10,871
Total net revenue	59,504	68,623	52,112
Cost of revenue:
Products and services	35,853	42,665	25,459
Products and services - related parties	1,763	3,118	8,270
Amortization of intangible assets	153	153	153
Total cost of revenue	37,769	45,936	33,882
Gross profit	21,735	22,687	18,230
Operating expenses:
Research and product development (1)	8,977	8,618	9,382
Selling, general and administrative (1)	12,394	11,545	10,884
Amortization of intangible assets	131	131	493
Total operating expenses	21,502	20,294	20,759
Operating income (loss)	233	2,393	(2,529)
Interest income	86	47	26
Interest expense	(323)	(226)	(274)
Other income (expense), net	140	(774)	(281)
Income (loss) before income taxes	136	1,440	(3,058)
Income tax (benefit) provision	(5)	(2,718)	440
Net income (loss)	141	4,158	(3,498)
Net income (loss) attributable to non-controlling interest	34	(70)	249
Net income (loss) attributable to DASAN Zhone Solutions, Inc.	$107	$4,228	$(3,747)

Earnings (losses) per share attributable to DASAN Zhone Solutions, Inc.:
Basic	$0.01	$0.26	$(0.23)
Diluted	$0.01	$0.26	$(0.23)
Weighted average shares outstanding:
Basic	16,416	16,391	16,378
Diluted	16,626	16,445	16,378
___________________________________________________
(1) Amounts include stock-based compensation costs as follows:
Research and product development	$15	$17	$14
Selling, general and administrative	348	215	241
	$363	$232	$255
Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$141	$4,158	$(3,498)
Stock-based compensation	363	232	255
Interest expense, net	237	179	248
Income tax (benefit) provision	(5)	(2,718)	440
Depreciation and amortization	699	712	1,181
Adjusted EBITDA	$1,435	$2,563	$(1,374)

Reconciliation of operating expense to Adjusted operating expense:
Total operating expense	$21,502	$20,294	$20,759
Depreciation and amortization	(699)	(712)	(1,181)
Stock-based compensation	(363)	(232)	(255)
Adjusted operating expense	$20,440	$19,350	$19,323

DASAN ZHONE SOLUTIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents and restricted cash	$33,276	$29,900
Accounts receivable, net	69,898	61,755
Other receivables	17,102	12,658
Inventories	32,714	25,239
Prepaid expenses and other current assets	6,431	3,652
Total current assets	159,421	133,204
Property and equipment, net	5,632	5,873
Goodwill	3,977	3,977
Intangible assets, net	6,501	6,785
Long-term restricted cash	1,407	1,512
Other assets	8,186	7,671
Total assets	$185,124	$159,022
Liabilities, Stockholders' Equity and Non-controlling Interest
Current liabilities:
Accounts payable:	$42,321	$32,792
Short-term debt	33,556	19,790
Other payables:	5,116	3,988
Contract Liabilities	2,483	2,866
Accrued and other liabilities	9,207	11,174
Total current liabilities	92,683	70,610
Long-term debt
Others	—	2,987
Related parties	12,895	6,800
Contract Liabilities	1,870	1,883
Other long-term liabilities	2,665	2,667
Total liabilities	110,113	84,947
Stockholders’ equity and non-controlling interest:
Common stock	16	16
Additional paid-in capital	90,672	90,198
Other comprehensive income (loss)	2,128	1,871
Accumulated deficit	(18,403)	(18,544)
Total stockholders’ equity	74,413	73,541
Non-controlling interest	598	534
Total stockholders’ equity and non-controlling interest	75,011	74,075
Total liabilities, stockholders’ equity and non-controlling interest	$185,124	$159,022

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